Exhibit 21


                              LIST OF SUBSIDIARIES

Name                                           Jurisdiction of Incorporation
----                                           -----------------------------
KC Development Corp.                           Delaware
KC Distance Learning, Inc.                     Delaware
KinderCare Learning Centres Limited            United Kingdom
KinderCare Properties Limited                  United Kingdom
KinderCare Real Estate Corp.                   Delaware
Mini-Skools, Inc.                              Delaware
Mini-Skools Limited                            Alberta, Canada
Mulberry Child Care Centers, Inc.              Delaware